EXHIBIT 99
UNITED COMMUNITY FINANCIAL CORP.
275 Federal Plaza West
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE
Contact:
Patrick A. Kelly
Chief Financial Officer
(330) 742-0500, Ext. 2592
United Community Financial Corp. Announces Earnings for the Third
Quarter of 2006 and the First Nine Months of 2006.
YOUNGSTOWN, Ohio (October 18, 2006) — United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings) and Butler Wick Corp. (Butler Wick), today reported net income of $6.1 million, or $0.21 per diluted share, for the three months ended September 30, 2006, compared to $6.4 million, or $0.22 per diluted share, for the three months ended September 30, 2005. Annualized return on average equity for the three months ended September 30, 2006 was 8.74% compared to 9.75% for the same period in 2005.
Net income for the nine months ended September 30, 2006 was $18.4 million, or $0.63 per diluted share, compared to $17.8 million, or $0.61 per diluted share, for the nine months ended September 30, 2005. Annualized return on average equity for the first nine months of 2006 was 8.97% compared to 9.16% for the first nine months of 2005.
Chairman and Chief Executive Officer Douglas M. McKay commented, “We are pleased with the results of the first nine months, and we will continue to assess measures to increase revenue and control costs for the remainder of the year. As we plan for 2007, we will build on our successful initiatives to continue increasing shareholder value.”
Third Quarter Results
Net interest income for the three months ended September 30, 2006 was $20.0 million compared to $20.1 million for the three months ended September 30, 2005. The change is primarily a result of an increase of $6.6 million in interest earned on loans offset substantially by an increase in interest expense paid on deposits of $5.7 million, an increase in interest paid of $913,000 on Federal Home Loan Bank advances and $800,000 in interest paid on repurchase agreements and other borrowings.
Net interest margin for the three months ended September 30, 2006 was 3.18% compared to 3.48% for the three months ended September 30, 2005. The continued flattening of the yield curve, an industry-wide concern, has been the primary contributor to this decrease in interest margin. The Company continues to manage the loan portfolio composition and pricing of deposits in an effort to minimize future narrowing of the margin.
The Company recorded a provision for loan losses of $1.5 million for the three months ended September 30, 2006, compared to $702,000 for the three months ended September 30, 2005. This change is a result of the continual evaluation of the entire loan portfolio including past loan loss experience, loan portfolio growth, information about specific borrower situations, estimated collateral values, general economic conditions and other factors. Net loan chargeoffs for the three months ended September 30, 2006 were $864,000 compared to $534,000 for the three months ended September 30, 2005.
Non-interest income was $10.2 million for the third quarter of 2006, compared to $9.8 million recorded for the third quarter of 2005. This change is a result of many factors, including higher income from brokerage commissions, service fees, gains on loans sold and lower gains recognized on the Company’s securities trading portfolio.
Non-interest expense decreased $72,000 for the quarter ended September 30, 2006, compared to the quarter ended September 30, 2005. The change is a result of a decrease in salaries and employee benefits of $150,000 and a decrease in equipment and data processing expense of $301,000. These decreases were offset partially by increases in occupancy expenses and other expenses.
The Company’s return on average assets and return on average equity was 0.91% and 8.74%, respectively, for the three months ended September 30, 2006. The returns on average assets and average equity were 1.05% and 9.75%, respectively, for the three months ended September 30, 2005.
Year-to-date Results
Net interest income for the nine months ended September 30, 2006 grew by $3.5 million, or 6.1% over the first nine months of 2005. The change is due primarily to an increase of $22.1 million in interest earned on loans and $1.7 million in interest earned on available for sale securities, offset by increases of $15.4 million in interest expense on deposits, $3.1 million in interest expense on Federal Home Loan Bank advances and $2.0 million in interest expense on repurchase agreements and other borrowings. An increase in the average outstanding balance of net loans raised interest income by $10.7 million and changing interest rates accounted for the remaining $11.4 million of the increase. The increase in interest-bearing liabilities raised interest expense $6.7 million while changing interest rates accounted for $13.8 million of the expense.
The Company’s net interest margin for the first nine months of 2006 was 3.33%, which decreased by thirteen basis points compared to the same period in 2005. This change was a result of the continued flat yield curve along with the continued migration of checking and savings accounts to higher costing money market accounts and certificates of deposit. The Company continues to manage the composition of its assets and liabilities to help mitigate the effects of a flat yield curve.

The provision for loan losses was $3.0 million, an increase of $1.3 million, for the nine months ended September 30, 2006, compared to the nine months ended September 30, 2005. Management estimates the provision required based on an analysis using past loan loss experience, loan portfolio growth, information about specific borrower situations, estimated collateral values, general economic conditions and other factors. Based on this analysis, management recognized an increased provision of $1.4 million in the consumer loan portfolio and $785,000 in the construction loan portfolio offset by a decrease of $320,000 in the real estate portfolio and a decrease of $608,000 in the commercial portfolio. Net loan chargeoffs for the nine months ended September 30, 2006 were $2.2 million compared to $2.3 million for the nine months ended September 30, 2005.
Non-interest income increased $606,000 for the first nine months of 2006, compared to the first nine months of 2005. The increase is due to higher brokerage commissions received in 2006, higher service fee income earned by Home Savings and Butler Wick and higher gains recognized on the sale of loans. Partially offsetting the increase was a decrease in underwriting and investment banking fees and a decrease in gains recognized on the sale of securities.
Non-interest expense rose $1.4 million during the period ended September 30, 2006, compared to the same period in 2005. This increase is a result of employee compensation and benefits increasing $1.3 million, which is attributable to higher employee incentives, higher employment taxes and an increase in the number of employees. Offsetting the aforementioned increase was a decrease in equipment and data processing expenses and the amortization of the core deposit intangible.
During the period ended September 30, 2006, the Company recorded a $9.9 million provision for income taxes. This is an increase of $856,000 over the same period in 2005 as a result of higher pre-tax income earned in 2006 compared to 2005. The effective tax rate at September 30, 2006 was 35.0% compared to 33.8% at September 30, 2005.
The Company’s return on average assets and return on average equity was 0.94% and 9.87%, respectively, for the nine months ended September 30, 2006. The returns on average assets and average equity were 1.00% and 9.16%, respectively, for the nine months ended September 30, 2005.
Financial Condition
Total assets increased $142.0 million to $2.7 billion at September 30, 2006, from $2.5 billion at December 31, 2005. This change was due primarily to increases in net loans of $151.8 million, securities of $1.6 million and other assets of $5.7 million. These increases were offset partially by a decrease in margin accounts of $15.6 million.
During the first nine months of 2006, growth aggregating $151.8 million occurred in the loan portfolio, net of allowance for loan losses. Real estate loans increased $132.9 million, consumer loans increased $21.5 million and commercial loans increased $5.9 million. These increases were offset by a decrease in construction loans of $7.6 million. The allowance for loan losses was $16.6 million at September 30, 2006, compared to $15.7 million at December 31, 2005. Management estimates the allowance required based on an analysis using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations, estimated collateral values, general economic conditions in the market area and other factors. The allowance for loan losses as a percentage of total loans was 0.73% at September 30, 2006 and 0.74% at December 31, 2005.
In order to fund the growth in the loan portfolio, the Company increased liabilities by $130.0 million. Approximately $163.9 million of this increase was in NOW accounts and certificates of deposit. The remaining growth was due mostly to increases in repurchase agreements and other borrowings of $25.1 million. This growth was partially offset by a decrease in savings deposits of $55.9 million and in advance payments by borrowers for taxes and insurance of $4.0 million.
Shareholders’ equity increased $12.0 million, or 4.5%, during the period ending September 30, 2006. The increase primarily was attributable to increased earnings for the period offset by dividend payments made to shareholders. Book value per share and tangible book value per share as of September 30, 2006, were $8.94 and $7.80, respectively. For the period ending December 31, 2005, book value per share and tangible book value per share were $8.52 and $7.37, respectively.
Home Savings and Butler Wick are wholly owned subsidiaries of the Company. Home Savings operates 37 full service banking offices and 5 loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick has 21 offices providing full service retail brokerage, capital markets and trust services throughout Ohio and Western Pennsylvania. Additional information on the Company, Home Savings and Butler Wick may be found on the Company’s web site: www.ucfconline.com.
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When used in this press release the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	September 30, 2006	December 31, 2005
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$34,889	$37,545
Securities	214,308	212,682
Federal Home Loan Bank stock, at cost	25,053	24,006
Loans held for sale	25,597	29,109
Loans:
Real estate	1,365,168	1,232,318
Construction	448,765	456,346
Consumer	344,972	323,515
Commercial	106,920	100,977
Allowance for loan losses	(16,582)	(15,723)

Net loans	2,249,243	2,097,433
Real estate owned and other repossessed assets	3,679	2,514
Goodwill	33,593	33,593
Core deposit intangible	1,739	2,118
Cash surrender value of life insurance	22,912	22,260
Other assets	59,799	67,590

Total assets	$2,670,812	$2,528,850

LIABILITIES
Deposits:
Interest-bearing	$1,693,200	$1,584,926
Noninterest-bearing	96,704	96,918
Federal Home Loan Bank advances	477,215	475,549
Repurchase agreements and other	100,301	75,214
Other liabilities	26,674	31,508

Total liabilities	2,394,094	2,264,115

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued	145,215	143,896
Retained earnings	217,464	207,120
Accumulated other comprehensive income	(1,612)	(1,845)
Unearned compensation	(11,742)	(13,108)
Treasury stock, at cost; 6,842,389 and 6,742,345 shares, respectively	(72,607)	(71,328)

Total shareholders’ equity	276,718	264,735

Total liabilities and shareholders’ equity	$2,670,812	$2,528,850

Book value per share	$8.94	$8.52
Tangible book value per share	$7.80	$7.37

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Dollars in thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$42,464	$35,106	$122,737	$98,722
Interest expense	22,492	15,044	61,039	40,573

Net interest income	19,972	20,062	61,698	58,149

Provision for loan losses	1,475	702	3,026	1,753
Noninterest income:
Brokerage commissions	4,875	4,771	14,688	13,998
Service fees and other charges	3,161	3,064	9,568	9,255
Underwriting and investment banking	194	153	220	761
Net gains (losses):
Securities	38	113	70	383
Loans sold	870	777	1,899	1,676
Other	10	83	(17)	140
Other income:	1,051	811	3,115	2,724

Total noninterest income	10,199	9,772	29,543	28,937

Noninterest expense:
Salaries and employee benefits	12,603	12,753	39,132	37,875
Occupancy	1,116	1,012	3,330	3,028
Equipment and data processing	2,055	2,356	6,700	6,860
Amortization of core deposit intangible	119	160	379	515
Other noninterest expense	3,472	3,156	10,307	10,215

Total noninterest expense	19,365	19,437	59,848	58,493

Income before taxes	9,331	9,695	28,367	26,840
Income taxes	3,272	3,304	9,926	9,070

Net income	$6,059	$6,391	$18,441	$17,770

Basic earnings per share	$0.21	$0.22	$0.64	$0.62
Diluted earnings per share	$0.21	$0.22	$0.63	$0.61
Dividends paid per share	$0.09	$0.0825	$0.27	$0.248

UNITED COMMUNITY FINANCIAL CORP.

	Three Months Ended	Three Months Ended	Three Months Ended
	September 30,	June 30,	March 31,
	2006	2006	2006
	(Dollars and share data in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $16,582, $15,970 and $15,981, respectively)	$2,214,216	$2,175,424	$2,104,342
Loans held for sale	39,855	42,931	41,288
Securities	215,377	223,903	217,388
Margin accounts	13,766	16,366	15,626
Other interest-earning assets	28,449	28,946	27,761
Total interest-earning assets	2,511,663	2,487,570	2,406,405
Total assets	2,651,565	2,623,217	2,540,531
Certificates of deposit	1,119,756	1,099,823	1,085,200
Interest-bearing checking, demand and savings accounts	558,389	553,644	525,965
Other interest-bearing liabilities	562,849	559,287	520,698
Total interest-bearing liabilities	2,240,994	2,212,754	2,131,863
Noninterest-bearing deposits	96,905	96,889	94,977
Total noninterest-bearing liabilities	133,187	136,572	138,003
Total liabilities	2,374,181	2,349,326	2,269,866
Shareholders’ equity	277,384	273,891	270,665
Common shares outstanding for basic EPS calculation	28,999	29,029	28,989
Common shares outstanding for diluted EPS calculation	29,381	29,388	29,396

SUPPLEMENTAL LOAN DATA:

Loans originated	$247,363	$285,187	$295,379
Loans purchased	65,151	66,601	73,975
Loans sold	71,311	54,379	40,391
Loan chargeoffs	920	902	570
Recoveries on loans	56	79	90

	As of	As of	As of
	September 30,	June 30,	March 31,
	2006	2006	2006
	(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$35,617	$27,161	$29,701
Restructured loans	1,026	1,483	1,293
Real estate owned and other repossessed assets	3,679	2,927	2,165
Total nonperforming assets	41,552	32,273	34,167
Mortgage loans serviced for others	879,745	854,347	828,787
Securities trading, at fair value	4,514	7,031	9,211
Securities available for sale, at fair value	209,794	214,619	217,440
Federal Home Loan Bank stock, at cost	25,053	24,696	24,347

Number of full time equivalent employees	816	830	829

REGULATORY CAPITAL DATA:

Tier 1 leverage ratio	8.67%	8.49%	8.50%
Tier 1 risk-based capital ratio	10.64%	10.34%	10.20%
Total risk-based capital ratio	11.43%	11.10%	10.97%